Contact Information:
Mary Lovejoy (Textron Investor Contact):  401-457-6009
Susan Tardanico (Textron Media Contact):  401-457-2354
Tom Breslin (OmniQuip Contact):  414-268-3105

                                                           FOR IMMEDIATE RELEASE

           TEXTRON ACQUIRES APPROXIMATELY 93% OF OUTSTANDING OMNIQUIP
                      SHARES; ACQUISITION NEARS COMPLETION

               Providence, RI and Port Washington, WI - September 27, 1999 - Textron Inc. (NYSE: TXT) today announced that its tender offer for shares of OmniQuip International, Inc. (NASDAQ: OMQP) common stock expired as scheduled at 12:00 midnight EST on Friday, September 24, 1999, and that approximately 93% of OmniQuip shares have been acquired pursuant to the offer.

               Telescope Acquisition Inc., a wholly owned subsidiary of Textron, has accepted for purchase all shares validly tendered and not withdrawn prior to the expiration of this offer. Based on information provided by Citibank, N.A., as depositary, a total of 13,259,144 shares of OmniQuip's common stock have been acquired pursuant to the offer by Telescope Acquisition (including 115,060 shares of common stock subject to guarantee of delivery) out of a total of approximately 14.3 million shares of OmniQuip common stock currently outstanding.

               "With demand for its products expected to increase more than 10% per year, OmniQuip establishes a promising growth platform within our Industrial segment while being accretive to Textron's earnings in the first year," said Textron Chairman and Chief Executive Officer Lewis B. Campbell. OmniQuip's fiscal 1999 sales are expected to be $520 million.


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               Because  Textron has acquired more than 90% of OmniQuip's  common stock, the second step of the OmniQuip acquisition can occur without a meeting or vote of OmniQuip's shareholders. In the second step of the acquisition, Telescope Acquisition will be merged with and into OmniQuip, and each OmniQuip share of common stock not previously purchased in the tender offer (other than shares owned by Textron, Telescope Acquisition, OmniQuip or any direct or indirect wholly owned subsidiaries of Textron or OmniQuip, which will be canceled, and other than shares, if any, for which stockholders have properly exercised appraisal rights) will be converted into the right to receive $21.00 in cash, without any interest thereon. The merger is expected to close by October 1, 1999.

               OmniQuip, which has approximately 1,600 employees at 16 locations in the U.S., U.K., Australia and New Zealand, is the largest North American producer of telescopic material handlers. The company also manufactures aerial work platforms, skid steer loaders, power lifters and power haulers and markets a line of mini-excavators. OmniQuip's products are used in a wide variety of applications by commercial and residential building contractors, as well as by customers in other construction, military, industrial and agricultural markets. Additional information is available at www.omniquip.com

               Textron Inc. is a $10 billion, global, multi-industry company with market-leading businesses in Aircraft, Automotive, Industrial and Finance. Textron has a workforce of over 64,000 employees and major manufacturing facilities in 23 countries. Textron is among Fortune magazine's "America's Most Admired Companies." Additional information is available at www.textron.com.


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